EXHIBIT 10.13

THE PHOENIX COMPANIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

As amended and restated effective as of January 1, 2009

THE PHOENIX COMPANIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.01

Purpose.  The Phoenix Companies, Inc. Non-Qualified Deferred Compensation Plan is intended to provide Employees with a plan to defer receipt of Annual Incentive and/or Long Term Incentive cash compensation.   The Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended, that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.02

Effective Date .  The Phoenix Companies, Inc. Non-Qualified Deferred Compensation Plan was first effective January 1, 1988, was amended and restated effective as of March 3, 2003, was amended and restated effective as of January 1, 2004, was amended effective as of April 28, 2005, and was amended effective as of July 1, 2007.  This amendment and restatement shall be effective as of January 1, 2009.

ARTICLE II
DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01

“Annual Incentive” means an annual incentive award under The Phoenix Companies, Inc. Performance Incentive Plan and/or any successor incentive plan or such other annual incentive plans or arrangements as the Plan Administrator or Chief Executive Officer may designate from time to time.

2.02

“Beneficiary” means the person, persons or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Plan Administrator or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant.  In the absence of any such designation, the Beneficiary shall be (i) the Participant’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

2.03

"Benefit" means the amount equal to the Participant's Deferred Compensation Benefit.

2.04

 “Benefit Plans Committee” means the committee, which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer, to administer and manage the Plan and its assets.

2.05

“Code” means the Internal Revenue Code of 1986, as amended.

2.06

“Company” means Phoenix Life Insurance Company and any Participating Employer.

2.07

“Deferred Compensation Benefit” means the amount determined in accordance with the provisions of Article IV of this Plan.

2.08

Deferred Compensation Investment Account means the book account established on behalf of a Participant under Article VII of this Plan.

2.09

“Deferred Compensation Investment Account Balance” means a Participant’s Deferred Compensation Investment Account Balance, if any, accrued and vested after December 31, 2004.

2.10

"Deferred Compensation Plan Deferral Election" means a Participant's election to defer a portion of Annual Incentive and/or Long-Term Incentive Compensation as set forth in Section 5.01.

2.11

"Deferred Compensation Plan Distribution Election" means a Participant’s election regarding the time and form of payment of his or her Benefit as set forth in Section 5.02.

2.12

“Disabled”  means that a Participant is:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Participant’s employer.

2.13

“Earnings” shall have the meaning provided under the Savings and Investment Plan; provided, however, that such Earnings shall not be subject to the limit set forth in Code section 401(a)(17).

2.14

“Employee” means any person who is employed by the Company on an hourly or salaried basis other than a Non-Benefits Employee, but shall not include leased employees within the meaning of Code sections 414(n)(2) and 414(c)(2).

2.15

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16

“Investment Funds” means the funds designated by the Benefit Plans Committee as available investment options under the Plan, as the same may, from time to time, be changed by action of the Benefit Plans Committee.

2.17

“Long-Term Incentive” means a long-term incentive award payable in cash under The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and/or any successor incentive plan or such other eligible long-term incentive plans or arrangements as the Plan Administrator or Chief Executive Officer may designate from time to time.

2.18

“Non-Benefits Employee” means any Employee who has signed an employment agreement, independent contractor agreement or other personal services contract with the Company stating that he or she is not eligible to participate in the Plan and any worker that the Employer treats as an independent contractor, during the period that the worker is so treated, regardless of whether such individual may be determined to be an Employee by administrative, judicial or other decision.  A worker is treated as an independent contractor if payment for his services is memorialized on a Form 1099, and not on a Form W-2.

2.19

“Participant” means an Employee who meets the eligibility requirements of Article III and elects to participate in the Plan.

2.20

“Participating Employer” means each corporation that has adopted the Plan with the consent of the Benefit Plans Committee in accordance with Article X.

2.21

“Plan” means The Phoenix Companies, Inc. Non-Qualified Deferred Compensation Plan, as it may be amended from time to time.

2.22

“Plan Administrator” means the Benefit Plans Committee or the person designated as such by the Benefit Plans Committee.

2.23

“Plan Year” means the calendar year.

2.24

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.25

“Target Compensation” means an active Employee’s salary, target annual bonus and target long-term incentive for the applicable calendar year

ARTICLE III
         PARTICIPATION

3.01

Eligibility.  With respect to any Plan Year, unless otherwise determined by the Chief Executive Officer pursuant to a delegation from the Committee, any active Employee with Target Compensation in excess of the annual compensation limit set forth in Code section 401(a)(17) shall be eligible to participate in this Plan.

3.02

Commencement of Participation.  Each eligible Employee shall become a Participant in the Plan as of the date he or she meets the above requirement and completes a Deferred Compensation Plan Deferral Election as described in Section 5.01.

3.03

Termination of Participation. An individual shall cease to be a Participant as of the date such individual ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the individual as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV

DEFERRED COMPENSATION BENEFIT

4.01

Deferred Compensation Benefit.  Participant’s Deferred Compensation Benefit shall be equal to any cash amounts deferred by the Participant under Section 5.01 and credited to a Deferred Compensation Investment Account established for such Participant.

ARTICLE V

 DEFERRAL AND DISTRIBUTION ELECTIONS

5.01

Deferral Elections.  Each Annual Incentive and/or Long-Term Incentive award will be treated separately for purposes of making Deferred Compensation Deferral Elections.

(a)

Time and Amount of Deferral Election.

(i)

Performance-Based Awards.

(A)

A Participant may elect to defer between 1% and 100% of his or her Annual Incentive and/or Long-Term Incentive for a Plan Year, which is a performance-based award, by making a Deferred Compensation Plan Deferral Election.  A Participant’s Deferred Compensation Plan Deferral Election for a Plan Year must be made by the earlier of:

(1)

at least six months prior to the end of the relevant performance period that is applicable to the Annual Incentive and/or Long-Term Incentive award; or

(2)

the date the amount to be paid becomes readily ascertainable.

All deferral elections become irrevocable upon the earlier of (1) or (2).

(B)

For a Participant (including a newly eligible Participant) to be eligible to make a deferral election in accordance with this subparagraph (i), the Participant must have performed services continuously from the later of:

(1)

the beginning of the performance period for the performance-based compensation; or

(2)

the date upon which the performance criteria with respect to the performance-based compensation are established, through the date on which the Participant makes the deferral election.  In addition, in no event may a deferral election under this subparagraph be made after the performance-based compensation has become readily ascertainable within the meaning of Treasury Regulation §1.409A-2(a)(8).

(ii)

Non-Performance-Based Awards (time vested or guaranteed incentives/bonuses).

(A)

A Participant may elect to defer between 1% and 100% of his or her Annual Incentive and/or Long-Term Incentive for a Plan Year, which is not a performance-based award, by making a Deferred Compensation Plan Deferral Election.  A Participant’s Deferred Compensation Plan Deferral Election must be made by:

(1)

the end of the Participant’s taxable year immediately preceding the taxable year in which the services underlying the compensation are to be performed; or

(2)

for certain forfeitable rights, if the Participant has a legally binding right to a payment in a subsequent year that is subject to a condition requiring the service provider to provide services for a period of at least 12 months from the date that the Participant obtains the legally binding right to avoid forfeiture of the payment, on or before the 30th day after the Participant obtains a legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

(B)

To the extent later than the time an election is required under Section 5.01(a)(ii)(A), a newly eligible Participant must make an election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to compensation on and after the election date.

(b)

Effective Date of Deferral Elections.  A Participant’s Deferred Compensation Plan Deferral Election shall become effective immediately following the receipt of the election by the Plan Administrator; provided, however, that such election shall not have retroactive effect.

(c)       Carryover of Deferral Elections.  Unless otherwise determined by the Plan
Administrator, a Participant’s initial Deferred Compensation Plan Deferral Election with respect to an Annual Incentive or a Long-Term Incentive will be carried over in respect of the same type of award from year to year unless the Participant makes an affirmative election to modify or terminate the election, as described in Section 5.01(e).

(d)

Modification/Termination of Deferral Elections.  A Participant may modify or terminate a Deferred Compensation Plan Deferral Election effective as of the first day of the next applicable period immediately following the Plan Administrator’s receipt of such modification or termination.  Any modification or termination of a Deferred Compensation Plan Deferral Election shall not have retroactive effect and shall remain in force until modified or revoked.

(e)

Irrevocability of Deferral Elections.  Subject to Section 5.01(a)(i), all Deferred Compensation Plan Deferral Elections become irrevocable as of the first day of the next applicable period to which the election applies.

5.02

Distribution Elections.  Each Annual Incentive and/or Long-Term Incentive award is treated as a “class year award,” which means awards that, absent a deferral election, would be paid in different calendar years will be treated separately for purposes of making Deferred Compensation Distribution Elections as provided under Section 5.02(a) and (b).  For the purpose of a distribution election, deferrals from January 1, 2005 through December 31, 2008 will be treated as one class year award.

(a)

Date of Distribution.

(i)

Election of Fixed Payment Date.

For each deferral class year, a Participant may elect a fixed date to commence payment of any Annual Incentive or Long-Term Incentive credited to a class year under his or her Deferred Compensation Investment Account Balance by making a Deferred Compensation Plan Distribution Election.  A Participant’s Deferred Compensation Plan Distribution Election must be made in accordance with the procedures established by the Plan Administrator and within the time frames set forth in Section 5.01(a)(i) or (ii), as applicable.

(ii)

Separation from Service.

For each deferral class year, a Participant may elect to commence payment of his or her Deferred Compensation Investment Account Balance after Separation from Service by making a Deferred Compensation Plan Distribution Election in accordance with the procedures established by the Plan Administrator and within the time frames set forth in Section 5.01(a)(i) or (ii), as applicable.

If a Participant fails to make a distribution election for any deferral class year, he or she shall be deemed to have elected Separation from Service as the date of distribution for account balances attributable to such class year.

 (b)

Form of Distribution.  For each deferral class year, each Participant may make a Deferred Compensation Plan Distribution Election in respect of Annual Incentive or Long-Term Incentive for any class year and elect to receive the amount allocable to such compensation for such class year in either a lump sum payment or in annual installment payment over a period not to exceed 10 years.  In the event a Participant fails to make a Deferred Compensation Plan Distribution Election, the Participant shall be deemed to have elected a lump sum distribution of his or her Benefit for account balances attributable to such class year.

(a)

409A Transition Relief Provision.  Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections in respect of any class year commencing prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

5.03

Distribution of Account Balances.

(a)

Date of Distribution.

(i)

If a Participant elects a fixed payment date under Section 5.02(a)(i) as to an identified class year, the payment will commence on the earlier of (1) such fixed payment date, and (2) within 90 days after the date six months following Separation from Service.

(ii)

If a Participant elects Separation from Service for any deferral class year, the payment for account balances attributable to such class year will commence within 90 days of the date six months following Separation from Service.

(iii)

Notwithstanding Sections 5.03(a)(ii) and (iii), if payment for any deferral class year has not commenced as of the date of the Participant’s death, payment of the account balance attributable to such class year will commence on the first day of the month following the Participant’s death.

(b)

Form of Distribution.

(i)

Subject to Sections 5.03(b)(iii), a Participant’s account balance will be distributed in the form(s) elected by the Participant for any deferral class year pursuant to Section 5.02.

(ii)

If the annual installment method is elected for any deferral class year, the Company, in its sole discretion, may elect that all amounts notionally held in the Participant’s Deferred Compensation Investment Account attributable to such class year be withdrawn therefrom up to thirty 30 days prior to the first installment payment date and be deemed applied to purchase a period certain annuity in the name of the Company, and the amount payable to the Participant will be equivalent to the amounts payable under such annuity and in accordance with the installment payment schedule elected.

(iii)

If the value of the Participant’s account balances under this Plan are equal to $25,000 or less on his or her Separation from Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant will receive a lump sum payment of his or her account balances within 90 days after his or her Separation from Service.

(c)

Amount of Distribution.

(i)

The amount of each lump sum distribution payable under this Plan in respect of any class year shall be equal to the single sum cash value of the Participant’s subaccount corresponding to such class year under the Deferred Compensation Investment Account as of the date of determination.

(ii)

The amount of each installment distribution in respect of any class year shall be equal to the balance of the Participant’s subaccount corresponding to such class year under the Deferred Compensation Investment Account as of the determination date, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years remaining over which installments are to be paid.

(d)

Suspension of Benefits upon Reemployment. Upon reemployment or rehire, the benefits payable under this Plan cannot be suspended pursuant to Code section 409A, the regulations and guidance promulgated thereunder.

(e)

Death Benefit.  Within 90 days following the death of a Participant, the value of the Participant’s Benefit, determined as of the date of distribution, will be distributed to the Participant’s Beneficiary in the manner specified in the Participant’s Deferred Compensation Plan Distribution Election.

5.04

Hardship Withdrawals.

(a)

Eligibility.  A Participant may request a withdrawal from his or her Deferred Compensation Investment Account at any time of the amount necessary to satisfy an unforeseeable emergency (within the meaning of Code section 409A, including taxes assessed on this withdrawal, and taking into account the cancellation of the Participant’s Deferral Election under Section 5.04(c).  Such an unforeseeable emergency withdrawal shall only be available upon a determination by the Plan Administrator based on the relevant facts and circumstances of each case that the Participant has suffered a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including the loss of the Participant’s property due to casualty.  The purchase of a home or the payment of tuition or other education expenses does not constitute an unforeseeable emergency under this Section 5.04.  A Participant who desires to receive such a withdrawal must submit a written request to the Plan Administrator in such form as it may specify.

(b)

Repayment.  Any withdrawals under this Section 5.04 cannot be repaid to the Plan.

(c)

Cancellation of Deferral Election.  No further deferrals shall be made to the Plan following the date of the Plan Administrator’s approval of a hardship withdrawal and each Deferred Compensation Plan Deferral Election to which the Participant is then a party shall be of no further effect.  To the extent permitted under Code section 409A, such Participant may enter into a new Deferred Compensation Plan Deferral Election in any Plan Year following the Plan Year in which the Participant received the hardship withdrawal.

ARTICLE VI

INVESTMENT AND FUNDING

6.01

Investment Accounts. All compensation deferred under Section 5.01 shall be credited to the Participant’s Deferred Compensation Investment Account on the date that the Annual Incentive and/or Long-Term Incentive would have otherwise been received by the Participant.   Such deferred compensation shall be deemed to be invested in the Investment Fund(s) designated by the Participant in such manner as may be specified by the Plan Administrator, or, if no such designation is made, in the  default Investment Fund designated from time to time by the Benefit Plans Committee. Each Participant’s Deferred Compensation Investment Account will be adjusted on a daily basis by an amount equal to the amount of any adjustment that would have been made had the Participant’s deferred compensation been allocated and invested as herein provided; reduced, however, at the Company’s discretion, by an amount equal to the estimated income taxes, if any, payable by the Company on such adjustment, based on the Company’s highest tax rate on its net taxable income for the Plan Year in which such adjustment is made. The Company reserves the right to reduce the interest or earnings on deferred compensation amounts for any federal or state taxes which it may incur as a result of interest or earnings on amounts held under this Plan.

6.02

Company Retains Control of Deemed Investments.  The election to designate deemed investments, as described above, shall be subject to restrictions as to minimum and maximum amounts as announced from time to time by the Benefit Plans Committee. Both initial and subsequent investment allocations must be made in one percent (1%) increments.  The Company shall have the right at any time to add new deemed investment options, cease to offer any or all of the deemed investment options, and alter or adjust the basis or method of calculating any interest or earnings for any of the investment options outlined above.  The Company shall be under no obligation to actually make any investment as described above.  Reference to any such investment shall be solely for the purpose of aiding the Company in measuring and meeting its liabilities under the terms of this Plan. In any event, if any investments are made, the Company shall be named the sole owner and shall have all of the rights and privileges conferred by any instrument evidencing such investments.

6.03

Funding.  No special or separate fund shall be established by the Company and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Company.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

ARTICLE III
CLAIMS FOR BENEFITS

7.01

Claims Procedure.  Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial 90 day period).  In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided.  In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section

502(a) following an adverse benefit determination on review.  A claimant must request a review of a denied claim in accordance with Section 8.02 and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

7.02

Claims Review Procedure.  Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied either in whole or in part a benefit by a decision of the Plan Administrator pursuant to Section 7.01 shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than 60 days after receipt of the notification provided for in Section 7.01.  If such request is so filed, the claimant or his representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within 60 days after receipt of the notification provided for in Section 7.01.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant or his representative with written or electronic notice of the final decision as to the allowance of the claim within 60 days of receipt of the request for review (or within 120 days if special circumstances require an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or his representative within the initial 60 day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or his representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

7.03

Receipt and Release for Payments.  Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Company.  The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Plan Administrator shall determine.  If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee.  If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.  Subject to the immediately preceding sentence, if the responsible party/payee does not execute the receipt and release within 60 days of the distribution trigger date, the Deferred Compensation Benefit shall be forfeited at the end of the sixtieth day and shall not be eligible for reinstatement.

7.04

Lost or Unknown Participants.  If any benefits payable under this Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (a) the last day of the calendar year in which the payment was due and (b) the 15th day of the third calendar month following the date specified under the Plan, after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Company.

ARTICLE VIII
MISCELLANEOUS

8.01

Non-Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant or Employee, or as a right of any such Participant or Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to deal with any Participant or Employee, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist. Furthermore, this Plan does not guarantee any Annual Incentive or Long-Term Incentive award to the Participant or in any way obligate the Company to grant such incentive awards.  Any amounts deferred hereunder shall be contingent on the actual granting of such incentive awards.

8.02

Amendment and Termination.

(a)

Amendment/Modification/Termination.  The Plan may be amended, modified or terminated at any time by the Company, subject to Section 8.02(b) below and except that, without the consent of any Participant or Beneficiary, if applicable, no such amendment, modification or termination shall reduce or diminish the Benefit of any Participant accrued prior to the date of such amendment, modification or termination.  However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless the termination satisfies the Code section 409A safe harbor summarized in Section 8.02(b).  Further, at its sole discretion, the Company may elect, upon termination of this Plan to distribute in one lump sum to the

Participant or any beneficiary, as the case may be, the value of the Benefit or the commuted value of any remaining installment payments.

(b)

Plan Termination under Code section 409A.  Plan Termination under Code section 409A. Generally, payments may be accelerated upon plan termination only if:

(i)

the Employer is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating Plan under the Code section 409A final regulations);

(ii)

all payments to the Participants as a result of the Plan termination are not made until at least 12 months after action taken to terminate the Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

no similar successor plan can be established within three years following the date the action to terminate the Plan was taken.

8.03

Nonassignability.  The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law; provided, however, that a Participant or Beneficiary may assign his or her entire interest in their Benefit to the Participant’s or Beneficiary’s spouse, former spouse or domestic partner, as the case may be, under a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2).

8.04

Plan Administration.  The Plan shall be operated and administered by the Plan Administrator or its duly authorized representative.  The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determination in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons.

8.05

Interpretation Consistent with Code Section 409A.   The intent of the parties is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  If any provision of this Plan would cause the Employee to incur any additional tax or interest under Code section 409A, the Company, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Plan without violating the provisions of Code section 409A.

8.06

Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company’s property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Company under the Plan.

8.07

Governing Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, without giving effect to the conflict of law provisions thereof.

8.08

Tax Withholding.  The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate are necessary to cover taxes for which the Company may be liable and which may be assessed with regard to such payment.

8.09

Illegality of Particular Provision.  The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

ARTICLE IX
PARTICIPATING EMPLOYERS

9.01

Adoption of Plan by Other Employers.  With the consent of the Benefit Plans Committee, any other affiliated corporation may adopt the Plan and all of the provisions hereof and participate herein as a Participating Employer by a properly executed document evidencing said intent and will of such Participating Employer.

9.02

Requirements of Participating Employers.

(a)

Funding and Liability.  Benefits payable under the Plan to employees of the Participating Employer are funded through the Participating Employer’s general assets.  The Participating Employer agrees to pay and assumes all liability with respect to all benefits payable under the Plan to past, present and future employees of the Participating Employer, their spouses and other dependents and beneficiaries in accordance with the terms of the Plan.  Notwithstanding the foregoing, Phoenix Life Insurance Company and not Phoenix Equity Planning Corporation nor Phoenix Investment Counsel, Inc. shall pay and assume liability for benefits payable under the Plan to Employees of Phoenix Equity Planning Corporation and Phoenix Investment Counsel, Inc. with respect to service completed before January 1, 1996.

(b)

Books and Records.  The Plan Administrator shall keep separate books and records concerning the contributions and benefits payable under the Plan with respect to the Participating Employer and the Employees of the Participating Employer.

(c)

Expenses.  Each Participating Employer shall pay to the Company its proportionate share of any administrative expenses of the Plan which are to be paid by such employer.

9.03

Designation of Agent.  Each Participating Employer shall be deemed to have designated irrevocably the Benefit Plans Committee and the Plan Administrator as its agents.

9.04

Plan Amendment.

(d)

Company’s Right to Amend.  Subject to the provisions of paragraph (b) hereof, each Participating Employer hereby delegates to the Company the right at any time to amend the Plan in accordance with the terms of the Plan, provided that any such amendment could not affect the Participating Employer’s share of the cost of the Plan.  If an amendment could affect the Participating Employer’s share of the cost of the Plan, then such amendment shall not be effective with respect to the Participating Employer until approved by the Participating Employer.  Any such amendment shall be adopted by the Participating Employer’s Benefit Plans Committee unless such amendment could significantly affect the Participating Employer’s share of the cost of the Plan, as determined by the Participating Employer’s Benefit Plans Committee, in which case such amendment shall be adopted by the Participating Employer’s Board of Directors in accordance with the Participating Employer’s Articles of Incorporation, Bylaws and applicable law and shall become effective as provided therein upon its execution.

(e)

Effective Date of Amendment.  No amendment to the Plan shall be effective with respect to a Participating Employer until 45 days after a copy of the amendment shall have been delivered to the Participating Employer, unless the Participating Employer shall have waived its right to receive such advance copy of the amendment.

9.05

Withdrawal of a Participating Employer.  Subject to Section 8.02, a Participating Employer may terminate its participation in the Plan by giving the Benefit Plans Committee prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Benefit Plans Committee, unless the Benefit Plans Committee shall have waived its right to such notice.  The Benefit Plans Committee may terminate a Participating Employer’s participation in the Plan as of any termination date by giving the Participating Employer prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Participating Employer, unless the Participating Employer shall have waived its right to such notice.

9.06

Administrator’s Authority.  The Plan Administrator shall have all of the duties and responsibilities authorized by the Plan and shall have the authority to make any and all rules, regulations and decisions necessary or appropriate to effectuate the terms of the Plan, which shall be binding upon each Participating Employer and all Participants.